                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Riviana Foods Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-40865, 333-15843, 333-02484 and 333-107624) on Form S-8 and registration statement (No. 333-17901) on Form S-3 of Riviana Foods Inc. of our report dated August 14, 2003, with respect to the consolidated balance sheets of Riviana Foods Inc. as of June 29, 2003 and June 30, 2002, and the related consolidated statements of income, capital accounts and retained earnings, comprehensive income and accumulated other comprehensive loss and cash flows for each of the years in the two-year period ended June 29, 2003, which report appears in the June 29, 2003, annual report on Form 10-K of Riviana Foods Inc.


KPMG LLP

Houston, Texas
September 11, 2003